Exhibit 99.1

Intel Comments on FTC Suit

SANTA CLARA, Calif.--Intel Corporation issued the following statement regarding the suit filed by the U.S. Federal Trade Commission (FTC): “Intel has competed fairly and lawfully. Its actions have benefitted consumers. The highly competitive microprocessor industry, of which Intel is a key part, has kept innovation robust and prices declining at a faster rate than any other industry. The FTC’s case is misguided. It is based largely on claims that the FTC added at the last minute and has not investigated. In addition, it is explicitly not based on existing law but is instead intended to make new rules for regulating business conduct. These new rules would harm consumers by reducing innovation and raising prices.”

Intel senior vice president and general counsel Doug Melamed added, “This case could have, and should have, been settled. Settlement talks had progressed very far but stalled when the FTC insisted on unprecedented remedies – including the restrictions on lawful price competition and enforcement of intellectual property rights set forth in the complaint -- that would make it impossible for Intel to conduct business.”

“The FTC’s rush to file this case will cost taxpayers tens of millions of dollars to litigate issues that the FTC has not fully investigated. It is the normal practice of antitrust enforcement agencies to investigate the facts before filing suit. The Commission did not do that in this case,” said Melamed.

Intel announced earlier this year that the company is investing $7 billion in its U.S. manufacturing operations and employs more than 40,000 people domestically. Intel [NASDAQ: INTC], the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com

Intel and the Intel logo are trademarks of Intel Corporation or its subsidiaries in the United States and other countries.

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Contacts
Intel Corporation
Chuck Mulloy, 408-765-3484
cmulloy@intel.com